EXHIBIT 5.1
[WSGR LETTERHEAD]
OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.
July 24, 2007
LiveWorld, Inc.
4340 Stevens Creek Boulevard, Suite 101
San Jose, California 95129
     Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 24, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 32,348,545 shares of your common stock reserved for issuance under your 1996 Stock Option Plan, 1999 Director Option Plan and 2007 Stock Plan (collectively, the “Plans”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance of such common stock under the Plans.
     It is our opinion that, when issued in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the common stock issued under the Plans will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.
Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation